Exhibit 99.2
Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion should be read in conjunction with the condensed consolidated financial statements and notes appearing elsewhere in this report.  Historical results and trends that might appear in the condensed consolidated financial statements should not be interpreted as being indicative of future operations.

Forward Looking Statements

We consider this and other sections of this Current Report on Form 8-K to contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth, occupancy, financing activities and interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this report may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward looking statements:

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;

•	failure of development communities to be completed, if at all, on a timely basis or to lease-up as anticipated;

•	inability of a joint venture to perform as expected;

•	inability to acquire additional or dispose of existing apartment units on favorable economic terms;

•	unexpected capital needs;

•	increasing real estate taxes and insurance costs;

•	losses from catastrophes in excess of our insurance coverage;

•	inability to acquire funding through the capital markets;

•
the availability of credit, including mortgage financing, and the liquidity of the debt markets, including a material deterioration of the financial condition of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation;

•
inability to replace financing with the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation should their investment in the multifamily industry decrease or cease to exist;

•	changes in interest rate levels, including that of variable rate debt, which are extensively used by us;

•	loss of hedge accounting treatment for interest rate swaps or interest rate caps;

•	the continuation of the good credit of our interest rate swap and cap providers;

•	inability to meet loan covenants;

•	significant decline in market value of real estate serving as collateral for mortgage obligations;

•	inability of MAA to pay required distributions to maintain REIT status due to required debt payments;

•	significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;

•	imposition of federal taxes if MAA fails to qualify as a REIT under the Internal Revenue Code in any taxable year or foregone opportunities to ensure REIT status;

•	inability to attract and retain qualified personnel;

•	potential liability for environmental contamination;

•	adverse legislative or regulatory tax changes; and

•	litigation and compliance costs associated with laws requiring access for disabled persons.

Critical Accounting Policies and Estimates

The following discussion and analysis of financial condition and results of operations are based upon our condensed consolidated financial statements, and the notes thereto, which have been prepared in accordance with GAAP. The preparation of these condensed consolidated financial statements requires us to make a number of estimates and assumptions that affect the reported amounts and disclosures in the condensed consolidated financial statements. On an ongoing basis, we evaluate our estimates and assumptions based upon historical experience and various other factors and circumstances. We believe that our estimates and assumptions are reasonable under the circumstances; however, actual results may differ from these estimates and assumptions.

We believe that the estimates and assumptions listed below are most important to the portrayal of our financial condition and results of operations because they require the greatest subjective determinations and form the basis of accounting policies deemed to be most critical. These critical accounting policies include revenue recognition, capitalization of expenditures and depreciation and amortization of assets, impairment of long-lived assets, including goodwill, acquisition of real estate assets and fair value of derivative financial instruments.

Revenue Recognition and Real Estate Sales

We lease multifamily residential apartments under operating leases primarily with terms of one year or less. Rental revenues are recognized using a method that represents a straight-line basis over the term of the lease and other revenues are recorded when earned.

We record gains and losses on real estate sales in accordance with accounting standards governing the sale of real estate. For sale transactions meeting the requirements for the full accrual method, we remove the assets and liabilities from our Consolidated Balance Sheets and record the gain or loss in the period the transaction closes. For properties contributed to our joint ventures, we record gains on the partial sale in proportion to the outside partners' interest in the joint venture.

Capitalization of expenditures and depreciation and amortization of assets

We carry real estate assets at depreciated cost. Depreciation and amortization is computed on a straight-line basis over the estimated useful lives of the related assets, which range from 8 to 40 years for land improvements and buildings, 5 years for furniture, fixtures, and equipment, 3 to 5 years for computers and software, and 6 months amortization for acquired leases, all of which are subjective determinations. Repairs and maintenance costs are expensed as incurred while significant improvements, renovations and replacements are capitalized. The cost to complete any deferred repairs and maintenance at properties acquired by us in order to elevate the condition of the property to our standards is capitalized as incurred.

Development costs are capitalized in accordance with accounting standards for costs and initial rental operations of real estate projects and standards for the capitalization of interest cost, real estate taxes and personnel expense.

Impairment of long-lived assets, including goodwill

We account for long-lived assets in accordance with the provisions of accounting standards for the impairment or disposal on long-lived assets and evaluate our goodwill for impairment under accounting standards for goodwill and other intangible assets. We evaluate goodwill for impairment on at least an annual basis, or more frequently if a goodwill impairment indicator is identified. We periodically evaluate long-lived assets, including investments in real estate and goodwill, for indicators that would suggest that the carrying amount of the assets may not be recoverable. The judgments regarding the existence of such indicators are based on factors such as operating performance, market conditions and legal factors.

Long-lived assets, such as real estate assets, equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented on the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet.

Goodwill is tested annually for impairment and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss for goodwill is recognized to the extent that the carrying amount exceeds the implied fair value of goodwill. This determination is made at the reporting unit level and consists of two steps. First, we determine the fair value of a reporting unit and compare it to its carrying amount. In the apartment industry, the primary method used for determining fair value is to divide annual operating cash flows by an appropriate capitalization rate. We determine the appropriate capitalization rate by reviewing the prevailing rates in a property's market or submarket. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation in accordance with accounting standards for business combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

Acquisition of real estate assets

We account for our acquisitions of investments in real estate in accordance with ASC 805-10, Business Combinations, which requires the fair value of the real estate acquired to be allocated to the acquired tangible assets, consisting of land, building and furniture, fixtures and equipment, and identified intangible assets, consisting of the value of in-place leases.

We allocate the purchase price to the fair value of the tangible assets of an acquired property determined by valuing the property as if it were vacant, based on management's determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. These methods include using stabilized NOI and market specific capitalization and discount rates.

In allocating the fair value of identified intangible assets of an acquired property, the in-place leases are valued based on current rent rates and time and cost to lease a unit. Management concluded that the residential leases acquired on each of its property acquisitions are approximately at market rates since the residential lease terms generally do not extend beyond one year.

Our policy is to expense the costs incurred to acquire properties in the period these costs occur. Acquisition costs include appraisal fees, title fees, broker fees, and other legal costs to acquire the property. These costs are recorded in our Statement of Operations under the line Acquisition expenses.

Fair value of derivative financial instruments

We utilize certain derivative financial instruments, primarily interest rate swaps and interest rate caps, during the normal course of business to manage, or hedge, the interest rate risk associated with our variable rate debt or as hedges in anticipation of future debt transactions to manage well-defined interest rate risk associated with the transaction.

In order for a derivative contract to be designated as a hedging instrument, changes in the hedging instrument must be highly effective at offsetting changes in the hedged item. The historical correlation of the hedging instruments and the underlying hedged items are assessed before entering into the hedging relationship and on a quarterly basis thereafter, and have been found to be highly effective.

We measure ineffectiveness using the change in the variable cash flows method or the hypothetical derivative method for interest rate swaps and the hypothetical derivative method for interest rate caps for each reporting period through the term of the hedging instruments. Any amounts determined to be ineffective are recorded in earnings. The change in fair value of the interest rate swaps and the intrinsic value or fair value of interest rate caps designated as cash flow hedges are recorded to accumulated other comprehensive income in the Condensed Consolidated Balance Sheets.

The valuation of our derivative financial instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. The fair values of interest rate caps are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the interest rate caps. The variable interest rates used in the calculation of projected receipts on the interest rate cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities. Additionally, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty's nonperformance risk in the fair value measurements. Changes in the fair values of our derivatives are primarily the result of fluctuations in interest rates. See Notes 8 and 9 of the accompanying Condensed Consolidated Financial Statements.

Overview of the Three Months Ended March 31, 2013

We experienced an increase in income from continuing operations before non-operating items for the three months ended March 31, 2013 over the three months ended March 31, 2012 as increases in revenues outpaced increases in property operating expenses. The increases in revenues came from a 6.2% increase in our large market same store segment, a 3.7% increase in our secondary market same store segment and a 153.1% increase in our non-same store and other segment, which was primarily a result of acquisitions. Our same store portfolio represents those communities that have been held and have been stabilized for at least 12 months. Communities excluded from the same store portfolio would include recent acquisitions, communities being developed or in lease-up, communities undergoing extensive renovations/redevelopment, and communities approved for disposition by the Board of Directors.

As of March 31, 2013, our wholly-owned portfolio consisted of 43,075 apartment units in 146 communities, compared to 41,552 apartment units in 145 communities at March 31, 2012. For these communities, the average effective rent per apartment unit, excluding units in lease-up, increased to $867.33 per unit at March 31, 2013 from $806.51 per unit at March 31, 2012.  For these same communities, overall occupancy at March 31, 2013 and 2012 was 96.1% and 96.4%, respectively. Average effective rent per unit is equal to the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. We believe average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

The following is a discussion of our consolidated financial condition and results of operations for the three-month periods ended March 31, 2013 and 2012.  This discussion should be read in conjunction with all of the consolidated financial statements included in this Current Report on Form 8-K.

Results of Operations

Comparison of the Three-Month Period Ended March 31, 2013 to the Three-Month Period Ended March 31, 2012

Property revenues for the three months ended March 31, 2013 were approximately $119.9 million, an increase of approximately $16.0 million from the three months ended March 31, 2012 due to (i) a $3.3 million increase in property revenues from our large market same store group primarily as a result of an increase in average rent per unit, (ii) a $1.6 million increase in property revenues from our secondary market same store group primarily as a result of an increase in average rent per unit, and (iii) a $11.1 million increase in property revenues from our non-same store and other group, primarily as a result of acquisitions. See further discussion on revenue growth in the Trends section below.

Property operating expenses include costs for property personnel, property personnel bonuses, building repairs and maintenance, real estate taxes and insurance, utilities, landscaping and depreciation and amortization. Property operating expenses, excluding depreciation and amortization, for the three months ended March 31, 2013 were approximately $47.5 million, an increase of approximately $4.1 million from the three months ended March 31, 2012 due primarily to (i) an increase in property operating expenses of $0.2 million from our large market same store group, (ii) a decrease in property operating expenses of $0.1 million from our secondary market same store group, and (iii) an increase in property operating expenses of $4.0 million from our non-same store and other group, primarily as a result of acquisitions. The increase in the large market same store group is mainly the result of increases in real estate taxes. The decrease in the secondary market same store group is mainly the result of decreases in building repairs and maintenance. Other increases are the result of normal operating costs.

Depreciation and amortization expense for the three months ended March 31, 2013 was approximately $30.4 million, an increase of approximately $3.6 million from the three months ended March 31, 2012 primarily due to (i) a decrease in depreciation and amortization expense of $0.1 million from our large market same store group and (ii) an increase of $3.7 million from our non-same store and other group, mainly as a result of acquisitions. Depreciation and amortization expense from our secondary market same store group did not materially change from the three months ended March 31, 2012 to the three months ended March 31, 2013.

Interest expense increased by approximately $1.3 million during the three months ended March 31, 2013 compared to the three months ended March 31, 2012 primarily as a result of an increase in our average debt outstanding of approximately $84.5 million.

For the three months ended March 31, 2012, we recorded a total gain on sale of discontinued operations of approximately $9.4 million. There was no material gain or loss on sale of discontinued operations during the three months ended March 31, 2013.

Primarily as a result of the foregoing, net income available for Mid-America Apartments, L.P. common unitholders decreased by approximately $2.8 million in the three months ended March 31, 2013 from the three months ended March 31, 2012.

Funds From Operations and Net Income

Funds from operations, or FFO, represents net income (computed in accordance with GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, asset impairment, gains or losses on disposition of real estate assets, plus depreciation and amortization of real estate, and adjustments for joint ventures to reflect FFO on the same basis. This definition of FFO is in accordance with the National Association of Real Estate Investment Trusts, or NAREIT, definition. Disposition of real estate assets includes sales of discontinued operations.

Our policy is to expense the cost of interior painting, vinyl flooring, and blinds as incurred for stabilized properties. During the stabilization period for acquisition properties, these items are capitalized as part of the total repositioning program of newly acquired properties, and, thus are not deducted in calculating FFO.

FFO should not be considered as an alternative to net income or any other GAAP measurement of performance, as an indicator of operating performance or as an alternative to cash flow from operating, investing, and financing activities as a measure of liquidity. We believe that FFO is helpful to investors in understanding our operating performance in that such calculation excludes depreciation and amortization expense on real estate assets. We believe that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies. Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs.

The following table is a reconciliation of FFO to net income available for Mid-America Apartments, L.P. common unitholders for the three-month periods ended March 31, 2013, and 2012 (dollars in thousands):

	Three months ended March 31,
	2013	2012
Net income available for Mid-America Apartments, L.P. common unitholders	$19,559	$22,336
Depreciation and amortization of real estate assets	29,764	26,188
Depreciation and amortization of real estate assets of discontinued operations	—	1,114
Gain on sales of discontinued operations	—	(9,429)
Depreciation and amortization of real estate assets of real estate joint ventures	380	557
Net income attributable to noncontrolling interests	159	148
Funds from operations	$49,862	$40,914

FFO for the three-month period ended March 31, 2013 increased by approximately $8.9 million from the three month period ended March 31, 2012 primarily as a result of the increases in property revenues of approximately $16.0 million discussed above that were only partially offset by the $4.1 million increase in property operating expenses, excluding depreciation and amortization.

Trends

During the three-month period ended March 31, 2013, rental demand for apartments continued to be strong, as it was throughout 2012. This strength was evident on two fronts: same store physical occupancy during the three month period ended March 31, 2013 remained consistent with the three month period ended March 31, 2012, ending at over 96% for both years; and pricing continued to increase on both new leases and renewals signed during the three-month period ended March 31, 2013 as compared to the three-month period ended December 31, 2012 and the three-month period ended March 31, 2012. We have maintained this momentum despite job formation, one of the primary drivers of apartment demand, continuing to increase at a below average pace.

An important part of our portfolio strategy is to maintain a broad diversity of markets across the Sunbelt region of the United States. The diversity of markets tends to mitigate exposure to economic issues in any one geographic market or area. We believe that a well diversified portfolio, including both large and select secondary markets, will perform well in “up” cycles as well as weather “down” cycles better. As of March 31, 2013, we were invested in approximately 50 markets, with 58% of our gross assets in large markets and 42% of our gross assets in select secondary markets.

We also continued to benefit in the first quarter of 2013 on the supply side. New supply of rental units entering the market was low, running below historical new supply delivery averages. Multifamily permitting did pick up in 2012 and continued in the first quarter of 2013. We believe this permitting will ultimately lead to an increase in supply, but also believe the lack of new apartments in recent years combined with demand from new households will help keep supply and demand in balance. Competition from condominiums reverting back to rental units, or new condominiums being converted to rental, was not a major factor in our portfolio because most of our submarkets have not been primary areas for condominium development. We have found the same to be true for rental competition from single family homes. We have avoided committing a significant amount of capital to markets or submarkets where most of the excessive inflation in house prices has occurred. We saw significant rental competition from condominiums or single family houses in only a few of our submarkets.

Our focus continues to be on increasing pricing where possible through our revenue management system, while maintaining strong physical occupancy. Through these efforts, same store effective monthly rent per unit for the three-month period ended March 31, 2013 was higher than the three-month period ended March 31, 2012 by 4.9%. With strong occupancy in place heading into the typically busy spring and summer leasing season, this pricing power is likely poised to continue.

Overall same store revenues increased 5.1% for the three-month period ended March 31, 2013 as compared to the three-month period ended March 31, 2012. This increase was primarily due to rising rents, and helped by increases in ancillary income. Although new multifamily development is occurring, the permitting data so far suggests that levels will remain below pre-recession deliveries, although there can be no assurance in this regard. Also, we believe that more sustainable credit terms for residential mortgages, as evidenced by the recently announced “Qualified Mortgage Rule”, should work to favor rental demand at existing multi-family properties. Long term, we expect demographic trends (including the growth of prime age groups for rentals and immigration and population movement to the southeast and southwest) will continue to build apartment rental demand for our markets.

Should the economy fall back into a recession, more disciplined mortgage financing for single family home buying should lessen the impact to the multifamily sector to some degree, but a weak economy and employment market would nevertheless limit rent growth prospects.

We continue to develop improved products, operating systems and procedures that enable us to capture more revenues. The continued benefit of ancillary services (such as our cable saver and deposit saver programs), improved collections and utility reimbursements enable us to capture increased revenue dollars. We also actively work on improving processes and products to reduce expenses, such as new web-sites and internet access for our residents that enable them to transact their business with us more simply and effectively.

Liquidity and Capital Resources

Net cash flow provided by operating activities increased to $35.6 million for the three months ended March 31, 2013 from $30.7 million for the three months ended March 31, 2012. This increase is mainly a result of cash inflows from property operations induced by the $16.0 million increase in property revenues for the three months ended March 31, 2013 from the three months ended March 31, 2012 being above the $4.1 million increase in property operating expenses, excluding depreciation and amortization and other incremental operating expenses in total over the same period.  The change is also due to the timing of payments of operating liabilities.

Net cash used in investing activities was approximately $49.8 million during the three months ended March 31, 2013 compared to $23.6 million during the three months ended March 31, 2012.  During the three months ended March 31, 2013, we had $32.6 million in cash outflows for property acquisitions. We had no cash outflows for property acquisitions for the three months ended March 31, 2012. We also had cash outflows of $7.8 million related to normal recurring capital expenditures for the three months ended March 31, 2013 compared to $9.8 million for the three months ended March 31, 2012. We also had cash outflows of $12.2 million related to development activities during the three months ended March 31, 2013 compared to approximately $18.6 million for the three months ended March 31, 2012.  In addition to acquisition costs and development costs, we had outflows of $1.8 million for renovations to existing real estate assets during the three months ended March 31, 2013, compared to $2.4 million for the three months ended March 31, 2012. Since we did not dispose of any properties during the three months ended March 31, 2013, we did not receive any material cash flows related to property dispositions. We received approximately $29.0 million related to the disposition of two properties during the three months ended March 31, 2012. We received approximately $5.0 million during the three months ended March 31, 2013 as distributions from our joint ventures compared to $0.5 million for the three months ended March 31, 2012. During the three months ended March 31, 2012, we had approximately $21.6 million in cash outflows related to funding of escrow for future acquisitions. We did not have any cash outflows related to funding of escrow for future acquisitions during the three months ended March 31, 2013.

Net cash inflow for financing activities was approximately $13.4 million for the three months ended March 31, 2013, compared to net cash outflow for financing activities of $22.8 million during the three months ended March 31, 2012. During the three months ended March 31, 2013, we received net proceeds of approximately $22.1 million primarily from the issuance of shares of common stock through our ATM and the optional cash purchase feature of our DRSPP. During the three months ended March 31, 2012, we received proceeds of approximately $120.1 million from the issuance of shares of common stock through the March 2, 2012 public offering and the optional cash purchase feature of our DRSPP. MAALP issues OP units to MAA equal to the number of shares issued by MAA in exchange for the net proceeds received from these transactions. We used a portion of the proceeds to fund partially the pay down of our credit lines during the three months ended March 31, 2012. We currently have 4,174,834 shares remaining under our ATM program. We incurred approximately $17.7 million of debt in the three months ended March 31, 2013 primarily due to new unsecured financing offset by cash outflows for the reduction in outstanding debt in the FNMA and FMAC credit facilities compared to paying off $109.6 million of debt in the three months ended March 31, 2012.

The weighted average interest rate at March 31, 2013 for the $1.1 billion of secured debt outstanding was 3.8%, compared to the weighted average interest rate of 3.7% on $1.3 billion of secured debt outstanding at March 31, 2012.  The weighted average interest rate at March 31, 2013 for the $577.0 million of unsecured debt was 3.4% compared to the weighted average interest rate of 4.3% on $187 million of unsecured debt outstanding at March 31, 2012.  We utilize both conventional and tax exempt debt to help finance our activities. Borrowings are made through individual property mortgages as well as company-wide credit facilities and bond placements. We utilize fixed rate borrowings, interest rate swaps and interest rate caps to manage our current and future interest rate risk. More details on our borrowings can be found in the schedules presented later in this section.

On March 1, 2012, we entered into a $150 million unsecured term loan agreement with a syndicate of banks led by KeyBank and J.P. Morgan at a rate of LIBOR plus a spread of 1.40% to 2.15% based on a leveraged based pricing grid and a maturity date of March 1, 2017. We had borrowings of $150 million outstanding under this agreement at March 31, 2013. In July 2012, we received an investment grade rating (Baa2) from Moody's pricing service, which reduced the variable rate to LIBOR plus a spread of 1.10% to 2.05% based on an investment grade ratings grid.

On August 31, 2012, we issued $175 million of Senior Unsecured Notes to be funded at three separate times. The notes were offered in a private placement with four tranches: $18 million at 3.15% maturing on November 30, 2017; $20 million at 3.61% maturing on November 30, 2019; $117 million at 4.17% maturing on November 30, 2022; and $20 million at 4.33% maturing on November 30, 2024. As of March 31, 2013, the full amount of the Notes has been funded and is included in our balance sheet.

Approximately 30% of our outstanding obligations at March 31, 2013 were borrowed through credit facilities with/or credit enhanced by FNMA, also referred to as the FNMA Facilities. The FNMA Facilities have a combined line limit of approximately $863.7 million, of which $509.5 million was collateralized and available to borrow at March 31, 2013. We had total borrowings outstanding under the FNMA Facilities of $509.5 million at March 31, 2013. Various tranches of the FNMA Facilities mature from 2013 through 2033. The FNMA Facilities provide for both fixed and variable rate borrowings. The interest rate on the majority of the variable portion is based on the FNMA Discount Mortgage Backed Security, or DMBS, rate, which are credit-enhanced by FNMA and are typically sold every 90 days by Prudential Mortgage Capital at interest rates approximating three-month LIBOR, less a spread that has averaged 0.17% over the life of the FNMA Facilities, plus a credit enhancement fee of 0.49% to 0.67%.

Approximately 12% of our outstanding obligations at March 31, 2013 were borrowed through a facility with/or credit enhanced by Freddie Mac, also referred to as the Freddie Mac Facility. The Freddie Mac Facility has a total line limit of $200.0 million, of which $198.2 million was collateralized and available to borrow at March 31, 2013. We had total borrowings outstanding under the Freddie Mac Facility of approximately $198.2 million at March 31, 2013. The Freddie Mac Facility matures in 2014. The interest rate on the Freddie Mac Facility renews every 30 or 90 days and is based on the Freddie Mac Reference Bill Rate on the date of renewal, which has historically approximated the equivalent one month or three month LIBOR, plus a credit enhancement fee of 0.65%. The Freddie Mac Reference Bill rate has traded consistently below LIBOR, and the historical average spread is 0.31% below LIBOR.

We also maintain a $325.0 million unsecured credit facility with nine banks led by KeyBank, which bears interest at one-month LIBOR plus a spread of 1.05% to 1.85% based on an investment pricing grid. This credit facility expires in November 2015 with a one year extension option. At March 31, 2013, we had $323.6 million available to be borrowed under this credit facility with $117.0 million borrowed. Approximately $1.4 million of this credit facility is used to support letters of credit.

Each of our credit facilities is subject to various covenants and conditions on usage, and the secured facilities are subject to periodic re-evaluation of collateral. If we were to fail to satisfy a condition to borrowing, the available credit under one or more of the facilities could not be drawn, which could adversely affect our liquidity. In the event of a reduction in real estate values, the amount of available credit could be reduced. Moreover, if we were to fail to make a payment or violate a covenant under a credit facility, one or more of our lenders could declare a default after applicable cure periods, accelerate the due date for repayment of all amounts outstanding and/or foreclose on properties securing such facilities.  A default on an obligation to repay outstanding debt could also create a cross default on a separate piece of debt, whereby one or more of our lenders could accelerate the due date for repayment of all amounts outstanding and/or foreclose on properties securing the related facilities.  Any such event could have a material adverse effect. We believe we were in compliance with these covenants and conditions on usage at March 31, 2013.

The following schedule details the line limits, availability, outstanding balances and contract maturities of our various borrowings as of March 31, 2013 (dollars in thousands):

	Line Limit	Amount Collateralized and/or Available	Amount Borrowed	Average Years to Contract Maturity
Fannie Mae Credit Facilities	$863,732	$509,539	$509,539	5.5
Freddie Mac Credit Facilities	200,000	198,247	198,247	1.3
Other Secured Borrowings	386,316	386,316	386,316	6.3
Unsecured Credit Facility	325,000	323,637	117,000	2.6
Other Unsecured Borrowings	460,000	460,000	460,000	6.9
Total Debt	$2,235,048	$1,877,739	$1,671,102	5.4

As of March 31, 2013, we had entered into designated interest rate swaps totaling a notional amount of $484.0 million. To date, these swaps have proven to be highly effective hedges. We also entered into interest rate cap agreements totaling a notional amount of approximately $232.6 million as of March 31, 2013. Four major banks provide approximately 94% of our derivative fair value, all of which have investment grade ratings from Moody’s and Standard & Poor's.

The following schedule outlines our variable versus fixed rate debt, including the impact of interest rate swaps and caps, outstanding as of March 31, 2013 (dollars in thousands):

	Principal Balance	Average Years to Rate Maturity	Effective Rate
SECURED DEBT
Conventional - Fixed Rate or Swapped	$755,116	3.9	5.0%
Conventional - Variable Rate - Capped (1) (2)	213,136	2.9	1.0%
Tax-free – Variable Rate - Capped (1)	69,818	3.2	1.0%
Total Fixed or Hedged Rate Maturity	$1,038,070	3.6	3.9%
Conventional - Variable Rate	56,032	0.2	0.8%
Total Secured Rate Maturity	$1,094,102	3.5	3.8%
UNSECURED DEBT
Fixed Rate or Swapped	$460,000	6.9	3.8%
Variable Rate	117,000	0.1	1.5%
Total Unsecured Rate Maturity	$577,000	5.5	3.4%
TOTAL DEBT RATE MATURITY	$1,671,102	4.2	3.6%
TOTAL FIXED OR HEDGED DEBT RATE MATURITY	$1,498,070	4.6	3.9%

(1)	The effective rate represents the average rate on the underlying variable debt unless the cap rates are reached, which average 4.6% of LIBOR for conventional caps and 5.4% of SIFMA for tax-free caps.

(2)	Includes a $15.2 million mortgage with an embedded cap at a 7% all-in interest rate.

The following schedule outlines the contractual maturity dates of our total borrowings outstanding as of March 31, 2013 (in thousands):

	Credit Facility Amount Borrowed
Maturity	Fannie Mae Secured	Freddie Mac Secured	Key Bank Unsecured	Other Secured (1)	Other Unsecured	Total
2013	$—	$—	$—	$—	$—	$—
2014	78,721	198,247	—	16,127	—	293,095
2015	120,000	—	117,000	50,583	—	287,583
2016	80,000	—	—	—	—	80,000
2017	80,000	—	—	60,539	168,000	308,539
Thereafter	150,818	—	—	259,067	292,000	701,885
Total	$509,539	$198,247	$117,000	$386,316	$460,000	$1,671,102

(1)
Chart does not present the principal amortization of property mortgages with amortizing principal balances. The total outstanding balances for these mortgages are presented in the year of the contract's maturity. See cash obligation table below for debt maturity requirement by year including the amortization of these balances.

The following schedule outlines the interest rate maturities of our outstanding interest rate swap agreements and fixed rate debt along with our interest rate caps as of March 31, 2013 (dollars in thousands):

	Fixed	Interest	Total		Interest	Total
	Rate	Rate	Fixed Rate	Contract	Rate	Fixed or
	Debt	Swaps	Balances	Rate	Caps (1)	Hedged
2013	$—	$115,000	$115,000	5.2%	$7,945	$122,945
2014	16,127	144,000	160,127	5.7%	46,335	206,462
2015	35,383	75,000	110,383	5.6%	55,200	165,583
2016	—	—	—	—%	89,280	89,280
2017	128,539	150,000	278,539	2.7%	59,194	337,733
Thereafter	551,067	—	551,067	4.7%	25,000	576,067
Total	$731,116	$484,000	$1,215,116	4.5%	$282,954	$1,498,070

(1)	Includes a $15.2 million mortgage with an embedded cap at a 7% all-in interest rate.

We believe that we have adequate resources to fund our current operations, annual refurbishment of our properties, and incremental investment in new apartment properties. We rely on the efficient operation of the financial markets to finance debt maturities, and on FNMA and Freddie Mac, or the Agencies, who have now been placed into conservatorship by the United States government, and whose securities are now implicitly government-guaranteed. The Agencies provide credit enhancement for approximately $708 million of our outstanding debt through credit facilities as of March 31, 2013.

The interest rate markets for FNMA DMBS and Freddie Mac Reference Bills, which in our experience are highly liquid and highly correlated with three-month LIBOR interest rates, are also an important component of our liquidity and interest rate swap and cap effectiveness.  Prudential Mortgage Capital, a delegated underwriting and servicing lender for Fannie Mae, markets 90-day Fannie Mae Discount Mortgage Backed Securities monthly, and is obligated to advance funds to us at DMBS rates plus a credit spread under the terms of the credit agreements between Prudential and us. Financial Federal, a Freddie Mac Program Plus Lender and Servicer, is obligated to advance funds under the terms of credit agreements between Financial Federal and us.

For the three months ended March 31, 2013, our net cash provided by operating activities was below funding for recurring capital improvements and distributions to unitholders by approximately $1.0 million. This compares to a deficit of approximately $4.5 million for the three months ended March 31, 2012. While we have sufficient liquidity to permit distributions at current rates through additional borrowings, if necessary, any significant deterioration in operations could result in our financial resources being insufficient to pay distributions to shareholders at the current rate, in which event we would be required to reduce the distribution rate.

The following table reflects our total contractual cash obligations as of March 31, 2013 (dollars in thousands):

Contractual Obligations (1)	2013	2014	2015	2016	2017	Thereafter	Total
Long-Term Debt (2)	$4,951	$299,060	$292,193	$87,466	$161,704	$825,728	$1,671,102
Fixed Rate or Swapped Interest (3)	34,194	39,592	33,431	30,824	25,612	75,161	238,814
Purchase Obligations (4)	2,868	1,386	—	—	—	—	4,254
Operating Leases	7	10	7	6	6	—	36
Total	$42,020	$340,048	$325,631	$118,296	$187,322	$900,889	$1,914,206

(1)	Fixed rate and swapped interest are shown in this table. The average interest rates of variable rate debt are shown in preceding tables.

(2)	Represents principal payments.

(3)	Swapped interest is subject to the ineffective portion of cash flow hedges as described in Note 8 to the financial statements.

(4)	Represents development fees.

Off-Balance Sheet Arrangements

At March 31, 2013, and 2012, we did not have any relationships with unconsolidated entities or financial partnerships established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Mid-America Multifamily Fund I, LLC, one of our joint ventures, was established to acquire $500 million of apartment communities with redevelopment upside offering value creation opportunity through capital improvements, operating enhancements and restructuring in-place financing. As of March 31, 2013, Mid-America Multifamily Fund I, LLC owned one property but does not expect to acquire any additional communities. Mid-America Multifamily Fund II, LLC, our other joint venture, was established to acquire $250 million of apartment communities with redevelopment upside offering value creation opportunity through capital improvements, operating enhancements and restructuring in-place financing. As of March 31, 2013, Mid-America Multifamily Fund II, LLC, or Fund II, owned four properties. In addition, we do not engage in trading activities involving non-exchange traded contracts. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships. We do not have any relationships or transactions with persons or entities that derive benefits from their non-independent relationships with us or our related parties other than those disclosed in Financial Statements and Supplementary Data - Notes to Consolidated Financial Statements, Note 12 in our 2012 Current Report on Form 8-K filed on March 22, 2013.

Our investments in our real estate joint ventures are unconsolidated and are recorded using the equity method as we do not have a controlling interest.

Insurance

We renegotiated our insurance programs effective July 1, 2012. We believe that the property and casualty insurance program in place provides appropriate insurance coverage for financial protection against insurable risks such that any insurable loss experienced that can be reasonably anticipated would not have a significant impact on our liquidity, financial position or results of operations.

Inflation

Our resident leases at the apartment communities allow, at the time of renewal, for adjustments in the rent payable there under, and thus may enable us to seek rent increases. Almost all leases are for one year or less. The short-term nature of these leases generally serves to reduce our risk to adverse effects of inflation.

Impact of Recently Issued Accounting Standards

In February 2013, the FASB issued Accounting Standards Update, or ASU, No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. Under ASU 2013-02, an entity is required to provide information about the amounts reclassified out of Accumulated other comprehensive income, or AOCI, by component. In addition, an entity is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-02 does not change the current requirements for reporting net income or other comprehensive income in the financial statements. ASU 2013-02 is effective for interim and annual periods beginning after December 15, 2012 and early adoption is permitted. We early adopted ASU 2013-02 for the annual period ended December 31, 2012. The adoption of ASU 2013-02 has not had a material impact on our consolidated financial condition or results of operations taken as a whole.

In January 2013, the FASB issued ASU No. 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. ASU 2013-01 clarifies that the scope of ASU 2011-11, Disclosures about Offsetting Assets and Liabilities, would apply to derivatives accounted for in accordance with FASB ASC 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with ASC 210-20-45 or ASC 815-10-45 or subject to an enforceable master netting arrangement or similar agreement. This ASU is effective for fiscal years beginning on or after January 1, 2013 and interim periods within those annual periods. We adopted ASU 2013-01 during the period ended March 31, 2013. The adoption of ASU 2013-01 has not had a material impact on our consolidated financial condition or results of operations taken as a whole.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments change the wording, mainly for clarification, used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the Board does not intend for the amendments in this update to result in a change in the application of the requirements in ASU 2011-04. The amendments in this ASU are to be applied prospectively. The amendments are effective during interim and annual periods beginning after December 15, 2011. We adopted ASU 2011-04 for the interim and annual periods of fiscal year 2012. The adoption of ASU 2011-04 has not had a material impact on our consolidated financial condition or results of operations taken as a whole.

Quantitative and Qualitative Disclosures About Market Risk.

We are exposed to interest rate changes associated with our credit facilities and other variable rate debt as well as refinancing risk on our fixed rate debt. Our involvement with derivative financial instruments is limited to managing our exposure to changes in interest rates and we do not expect to use them for trading or other speculative purposes.

There have been no material changes in our market risk as disclosed in the Current Report on Form 8-K filed on March 22, 2013 except for the changes as discussed under Management’s Discussion and Analysis of Financial Condition and Results of Operations under the “Liquidity and Capital Resources” section, which are incorporated by reference herein.

Controls and Procedures.

Management’s Evaluation of Disclosure Controls and Procedures

Our management, under the supervision and with the participation of our principal executive and financial officers, has evaluated the effectiveness of our disclosure controls and procedures to ensure that the information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including ensuring that such information is accumulated and communicated to our management as appropriate to allow timely decisions regarding required disclosure. Based on such evaluation, our principal executive and financial officers have concluded that such disclosure controls and procedures were effective as of March 31, 2013 (the end of the period covered by this Current Report on Form 8-K).

Changes in Internal Controls

During the quarter ended March 31, 2013, there were no changes in our internal control over financial reporting that materially affected, or that are reasonably likely to materially affect, our internal control over financial reporting.

OTHER INFORMATION

Legal Proceedings.

None.

Risk Factors.

In addition to the other information contained in this Current Report on Form 8-K, we have identified the following additional risks and uncertainties that may have a material adverse effect on our business prospects, financial condition or results of operations. Investors should carefully consider the risks described below before making an investment decision. Our business faces significant risks and the risks described below may not be the only risks we face. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. If any of these risks occur, our business prospects, results of operations or financial condition could suffer, the market price of MAA's common stock (for which our OP Units may be exchanged) and the trading price of our debt securities could decline and you could lose all or part of your investment in the Operating Partnership's securities.

Risks Related to Our Real Estate Investments and Our Operations
Economic slowdown in the United States and downturns in the housing and real estate markets may adversely affect our financial condition and results of operations

There have been significant declines in economic growth, both in the United States and globally. Both the real estate industry and the broader United States economy have experienced unfavorable conditions which adversely affected our revenues. Although our industry and the United States economy showed signs of improvement in 2012 and the first quarter of 2013, we cannot accurately predict that market conditions will continue to improve in the near future or that our financial condition and results of operations will not continue to be adversely affected. Factors such as weakened economies and related reduction in spending, falling home prices and job losses, price volatility, and/or dislocations and liquidity disruptions in the financial and credit markets could, among other things, impede the ability of our tenants and other parties with which we conduct business to perform their contractual obligations, which could lead to an increase in defaults by our tenants and other contracting parties, which could adversely affect our revenues. Furthermore, our ability to lease our properties at favorable rates, or at all, could be adversely affected by increases in supply and deterioration in multifamily markets and is partially dependent upon the overall level of spending in the economy, which is adversely affected by, among other things, job losses and unemployment levels, recession, personal debt levels, downturns in the housing market, stock market volatility and uncertainty about the future. With regard to our ability to lease our multifamily properties, the increasing rental of excess for-sale condominiums and single family homes, which increases the supply of multifamily units and housing alternatives, may reduce our ability to lease our multifamily units and depress rental rates in certain markets. When we experience a downturn, we cannot predict how long demand and other factors in the real estate market will remain unfavorable, but if the markets remain weak over extended periods of time or deteriorate significantly, our ability to lease our properties or our ability to increase or maintain rental rates in certain markets may weaken, which would adversely affect our revenues.
Failure to generate sufficient cash flows could limit our ability to make payments on our debt and to make distributions

Our ability to generate sufficient cash flow in order to make payments on our debt and to make distributions depends on our ability to generate funds from operations in excess of capital expenditure requirements and/or to have access to the markets for debt and equity financing. Funds from operations and the value of our apartment communities may be insufficient because of factors that are beyond our control. Such events or conditions could include:

•	competition from other apartment communities;

•
overbuilding of new apartment units or oversupply of available apartment units in our markets, which might adversely affect apartment occupancy or rental rates and/or require rent concessions in order to lease apartment units;

•	conversion of condominiums and single family houses to rental use;

•	weakness in the overall economy which lowers job growth and the associated demand for apartment housing;

•	increases in operating costs (including real estate taxes and insurance premiums) due to inflation and other factors, which may not be offset by increased rents;

•	inability to initially, or subsequently after lease terminations, rent apartments on favorable economic terms;

•	inability to complete or lease-up development communities on a timely basis, if at all;

•	changes in governmental regulations and the related costs of compliance;

•	changes in laws including, but not limited to, tax laws and housing laws including the enactment of rent control laws or other laws regulating multifamily housing;

•
withdrawal of government support of apartment financing through its financial backing of the Federal National Mortgage Association, or FNMA, or the Federal Home Loan Mortgage Corporation, or Freddie Mac;

•	an uninsured loss, including those resulting from a catastrophic storm, earthquake, or act of terrorism;

•
changes in interest rate levels and the availability of financing, borrower credit standards, and down-payment requirements which could lead renters to purchase homes (if interest rates decrease and home loans are more readily available) or increase our acquisition and operating costs (if interest rates increase and financing is less readily available); and

•	the relative illiquidity of real estate investments.

At times, we rely on external funding sources to fully fund the payment of distributions to unitholders and our capital investment program, including our existing property expansion developments. While we believe we have sufficient liquidity to permit distributions on our OP units at current rates through additional borrowings, if necessary, any significant and sustained deterioration in operations could result in our financial resources being insufficient to make payments on our debt and to make distributions at the current rate, in which event we would be required to reduce the distribution rate. Any decline in our funds from operations could adversely affect our ability to make distributions and to meet our loan covenants.
We may be adversely affected by new laws and regulations

The current United States administration and Congress have enacted, or called for consideration of, proposals relating to a variety of issues, including with respect to health care, financial regulation reform, climate control, executive compensation and others. We believe that these and other potential proposals could have varying degrees of impact on us ranging from minimal to material. At this time, we are unable to predict with certainty what level of impact specific proposals could have on us.

Certain rulemaking and administrative efforts that may have an impact on us focus principally on the areas perceived as contributing to the global financial crisis and the continuing economic downturn. These initiatives have created a degree of uncertainty regarding the basic rules governing the real estate industry and many other businesses. The federal legislative response in this area has culminated most recently in the enactment on July 21, 2010 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act. Many of the provisions of the Dodd-Frank Act have extended implementation periods and delayed effective dates and will require extensive rulemaking by regulatory authorities; thus, the impact on us may not be known for an extended period of time. The Dodd-Frank Act, including future rules implementing its provisions and the interpretation of those rules, along with other legislative and regulatory proposals that are proposed or pending in the United States Congress, may limit our revenues, impose fees or taxes on us, and/or intensify the regulatory framework in which we operate in ways that are not currently identifiable.

Changing laws, regulations and standards relating to corporate governance and public disclosure in particular, including certain provisions of the Dodd-Frank Act and the rules and regulations promulgated thereunder, have created uncertainty for public companies like ours and could significantly increase the costs and risks associated with accessing the United States public markets. Because we are committed to maintaining high standards of internal control over financial reporting, corporate governance and public disclosure, our management team will need to devote significant time and financial resources to comply with these evolving standards for public companies. We intend to continue to invest appropriate resources to comply with both existing and evolving standards, and this investment has resulted and will likely continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.
We are dependent on key personnel
Our success depends in part on our and MAA's ability to attract and retain the services of executive officers and other personnel. There is substantial competition for qualified personnel in the real estate industry, and the loss of several of our and MAA's key personnel could have an adverse effect on us.
New acquisitions may fail to perform as expected, and failure to integrate acquired communities and new personnel could create inefficiencies
We intend to actively acquire and improve multifamily communities for rental operations. We may underestimate the costs necessary to bring an acquired community up to standards established for our intended market position. Additionally, to grow successfully, we must be able to apply our experience in managing our existing portfolio of apartment communities to a larger number of properties. We must also be able to integrate new management and operations personnel as our organization grows in size and complexity. Failures in either area will result in inefficiencies that could adversely affect our overall results of operations.
We may not be able to sell communities when appropriate
Real estate investments are relatively illiquid and generally cannot be sold quickly. We may not be able to change our portfolio promptly in response to economic or other conditions. Further, we own seven communities, which are subject to restrictions on sale and are required to be exchanged through a 1031b tax-free exchange, unless we pay the tax liability of the contributing partners. This inability to respond promptly to changes in the performance of our investments could adversely affect our financial condition and ability to service our debt and make distributions.
Environmental problems are possible and can be costly
Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at such community. The owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. These laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site.
Over the past several years, there have been an increasing number of lawsuits against owners and managers of multifamily properties alleging personal injury and property damage caused by the presence of mold in residential real estate. Some of these lawsuits have resulted in substantial monetary judgments or settlements. We cannot be assured that existing environmental assessments of our communities reveal all environmental liabilities, that any prior owner of any of our properties did not create a material environmental condition not known to us, or that a material environmental condition does not otherwise exist.
Changes in the system for establishing United States accounting standards may materially and adversely affect our reported results of operations

Accounting for public companies in the United States has historically been conducted in accordance with GAAP, which is established by the Financial Accounting Standards Board, or FASB, an independent body whose standards are recognized by the SEC as authoritative for publicly held companies. The International Accounting Standards Board, or IASB, is a London-based independent board established in 2001 and charged with the development of International Financial Reporting Standards, or IFRS. IFRS generally reflects accounting practices that prevail in Europe and in developed nations around the world.

IFRS differs in material respects from GAAP. Among other things, IFRS has historically relied more on “fair value” models of accounting for assets and liabilities than GAAP. “Fair value” models are based on periodic revaluation of assets and liabilities, often resulting in fluctuations in such values as compared to GAAP, which relies more frequently on historical cost as the basis for asset and liability valuation.

It is unclear at this time if or how the SEC will transition from GAAP to IFRS. Switching to a new method of accounting and adopting IFRS will be a complex undertaking. We may need to develop new systems and controls based on the principles of IFRS. Since these are new endeavors, and the precise requirements of the pronouncements ultimately adopted are not known, the magnitude of costs associated with this conversion is uncertain.

We are currently evaluating the impact of the adoption of IFRS on our financial position and results of operations. Such evaluation cannot be completed, however, without more clarity regarding the specific IFRS standards that will be adopted. Until there is more certainty with respect to the IFRS standards to be adopted, prospective investors should consider that our conversion to IFRS could have a material adverse impact on our reported results of operations.
Losses from catastrophes may exceed our insurance coverage
We carry comprehensive liability and property insurance on our communities and intend to obtain similar coverage for communities we acquire in the future. Some losses, generally of a catastrophic nature, such as losses from floods, hurricanes or earthquakes, are subject to limitations, and thus may be uninsured. We exercise our discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance on our investments at a reasonable cost and on suitable terms. If we suffer a substantial loss, our insurance coverage may not be sufficient to pay the full current market value or current replacement value of our lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace or rebuild a property after it has been damaged or destroyed.

Increasing real estate taxes and insurance costs may negatively impact operating results
As a result of our substantial real estate holdings, the cost of real estate taxes and insuring our apartment communities is a significant component of expense. Real estate taxes and insurance premiums are subject to significant increases and fluctuations, which are, in large part, outside of our control. If the costs associated with real estate taxes and insurance should rise, our operating results could be negatively impacted, and our ability to service our debts and make distributions could be adversely affected.
We may experience increased costs arising from health care reform

In March 2010, the United States government enacted comprehensive health care reform legislation which, among other things, includes guaranteed coverage requirements, eliminates pre-existing condition exclusions and annual and lifetime maximum limits, restricts the extent to which policies can be rescinded and imposes new and significant taxes on health insurers and health care benefits. The legislation imposes implementation effective dates beginning in 2010 and extending through 2020, and many of the changes require additional guidance from government agencies or federal regulations. On June 28, 2012, the United States Supreme Court upheld the constitutionality of the health care reform legislations mandate to purchase health insurance but struck down a provision allowing the federal government to withhold Medicaid funds unless a state agrees to the expansion of Medicaid eligibility. Therefore, due to the phased-in nature of the implementation and the lack of interpretive guidance it is difficult to determine at this time what impact the health care reform legislation will have on our financial results. Possible adverse effects of the health reform legislation include increased costs, exposure to expanded liability and requirements for us to revise ways in which we provide healthcare and other benefits to our employees. In addition, our results of operations, financial position and cash flows could be materially adversely affected.
Property insurance limits may be inadequate, and deductibles may be significant in the event of a catastrophic loss or a series of major losses, which may cause a breach of loan covenants
We have a significant proportion of our assets in areas exposed to windstorms and to the New Madrid seismic zone. A major wind or earthquake loss, or series of losses, could require that we pay significant deductibles as well as additional amounts above the per occurrence limit of our insurance for these risks. We may then be judged to have breached one or more of our loan covenants, and any of the foregoing events could have a material adverse effect on our assets, financial condition, and results of operation.
Compliance or failure to comply with laws requiring access to our properties by disabled persons could result in substantial cost
The Americans with Disabilities Act, the Fair Housing Act of 1988 and other federal, state and local laws generally require that public accommodations be made accessible to disabled persons. Noncompliance could result in the imposition of fines by the government or the award of damages to private litigants. These laws may require us to modify our existing communities. These laws may also restrict renovations by requiring improved access to such buildings by disabled persons or may require us to add other structural features that increase our construction costs. Legislation or regulations adopted in the future may impose further burdens or restrictions on us with respect to improved access by disabled persons. We cannot ascertain the costs of compliance with these laws, which may be substantial.
Development and construction risks could impact our profitability
Currently, we have two development communities and a second phase to an existing community under construction totaling 774 units as of March 31, 2013. We have completed 106 units for the development projects as of March 31, 2013.  Our development and construction activities are subject to the following risks:

•
we may be unable to obtain, or face delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, which could result in increased development costs, could delay initial occupancy dates for all or a portion of a development community, and could require us to abandon our activities entirely with respect to a project for which we are unable to obtain permits or authorizations;

•	yields may be less than anticipated as a result of delays in completing projects, costs that exceed budget or higher than expected concessions for lease up and lower rents than expected;

•
bankruptcy of developers in our development projects could impose delays and costs on us with respect to the development of our communities and may adversely affect our financial condition and results of operations;

•	we may abandon development opportunities that we have already begun to explore, and we may fail to recover expenses already incurred in connection with exploring such opportunities;

•
we may be unable to complete construction and lease-up of a community on schedule, or incur development or construction costs that exceed our original estimates, and we may be unable to charge rents that would compensate for any increase in such costs;

•
occupancy rates and rents at a newly developed community may fluctuate depending on a number of factors, including market and economic conditions, preventing us from meeting our profitability goals for that community; and

•	when we sell to third parties communities or properties that we developed or renovated, we may be subject to warranty or construction defects that are uninsured or exceed the limit of our insurance.

Additionally, the time frame required for development and construction of these properties means that we may have to wait a few years for a significant cash return. As a REIT, MAA is required to make cash distributions to its shareholders. If our cash flows from operations are not sufficient, we may be forced to borrow to fund our distributions to MAA that enable MAA to pay necessary distributions to its shareholders and or unitholders, which could affect our ability to meet our other obligations.
Risks Related to Our Indebtedness and Financing Activities
A change in United States government policy with regard to FNMA and Freddie Mac could impact our financial condition

On February 11, 2011, the Obama Administration released a report to Congress which included options, among others, to gradually shrink and eventually shut down FNMA and Freddie Mac. In August 2011, Standard & Poor's Rating Services downgraded the credit ratings of FNMA and Freddie Mac from AAA to AA+. We do not know when or if FNMA or Freddie Mac will restrict their support of lending to the multifamily industry or to us in particular. As of March 31, 2013, 42% of our outstanding debt was borrowed through credit facilities provided by or credit-enhanced by FNMA or Freddie Mac with agency rate-based maturities ranging from 2013 through 2018. While the report to Congress recognized the critically important role that FNMA and Freddie Mac play in the housing finance market and committed to ensuring they have sufficient capital to perform under any guarantees issued now or in the future and the ability to meet any of their debt obligations, should they be unable to meet their obligations it would have a material adverse effect on both us and the multifamily industry, and we would seek alternative sources of funding, which may not be available on terms acceptable to us, or at all. This could jeopardize the effectiveness of our interest rate swaps, require us to post collateral up to the market value of the interest rate swaps, and either of these occurrences could potentially cause a breach in one or more of our loan covenants, and through reduced loan availability, impact the value of multifamily assets, which could impair the value of our properties.
Our financing could be impacted by negative capital market conditions

Over the past several years, domestic financial markets have experienced unusual volatility and uncertainty. Liquidity tightened in financial markets, including the investment grade debt, the commercial mortgage backed securities, or CMBS, commercial paper, and equity capital markets. We have seen an increase in the volatility of short term interest rates and changes in historic relationships between LIBOR (which is the basis for the majority of the payments to us by our swap counterparties) and the actual interest rate we pay through the FNMA Discount Mortgage Backed Security, or DMBS, and the Freddie Mac Reference Bill programs. This creates a risk that our interest expense will fluctuate to a greater extent than it has in the past, and it makes forecasting more difficult. Were our credit arrangements with Prudential Mortgage Capital, credit-enhanced by FNMA, or with Financial Federal, credit-enhanced by Freddie Mac, to fail, or their ability to lend money to finance apartment communities to become impaired or cease, we would have to seek alternative sources of capital, which might not be available on terms acceptable to us, if at all. In addition, any such event would most likely cause our interest costs to rise. This could also cause our interest rate swaps and caps to become ineffective, triggering a default in one or more of our credit agreements. If any of the foregoing events were to occur, it could have a material adverse effect on our business, financial condition and prospects.
A change in the value of our assets could cause us to experience a cash shortfall, to be in default of our loan covenants, or to incur a charge for the impairment of assets
We borrow on both a secured and unsecured basis. Certain of our debt agreements require us to post collateral and a significant reduction in the value of our assets could require us to post additional collateral. While we believe that we have significant excess collateral and capacity, future asset values are uncertain. If we were unable to meet a request to add collateral to a credit facility, this would have a material adverse effect on our liquidity and our ability to meet our loan covenants. We may determine that the value of an individual asset, or group of assets, was irrevocably impaired, and that we may need to record a charge to write-down the value of the asset to reflect its current value.

Debt level, refinancing and loan covenant risk may adversely affect our financial condition and operating results and MAA's ability to maintain its status as a REIT
At March 31, 2013, we had total debt outstanding of $1.7 billion. Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate the apartment communities, to pay distributions to our unitholders and/or to pay distributions to MAA's shareholders that are required to be paid in order for MAA to maintain its qualification as a REIT. MAA currently intends to limit its total debt to a range of approximately 40% to 55% of the undepreciated book value of its assets. MAA's charter and bylaws do not limit its debt levels and the Board of Directors can modify this policy at any time, which could allow MAA to become more highly leveraged. MAA may also issue new equity to maintain its debt within the target range. Covenants in MAA's credit facilities limit its net-debt (total debt less cash on hand) to undepreciated book value to 60%. As of March 31, 2013, MAA's ratio of net-debt to undepreciated book value was approximately 44% and the Operating Partnership's ratio of net-debt to undepreciated book value was approximately 48%. In addition, MAA must repay its debt upon maturity, and the inability to access debt or equity capital at attractive rates could adversely affect its financial condition and/or our funds from operations. MAA relies on its lenders for debt financing and has agreements with the lenders that require it to comply with certain covenants, including maintaining adequate collateral that is subject to revaluation annually. The breach of any one of these covenants would place MAA in default with its lenders and may have serious consequences on our operations.
Interest rate hedging may not be effective
We rely on the financial markets to refinance debt maturities, and also are heavily reliant on the Agencies, which provided credit or credit enhancement for the majority of our outstanding debt as of March 31, 2013. The debt is provided under the terms of credit facilities with Prudential Mortgage Capital (credit-enhanced by FNMA) and Financial Federal (credit-enhanced by Freddie Mac). We pay fees to the credit facility providers and the Agencies plus interest, which is based on the FNMA DMBS rate and the Freddie Mac Reference Bill Rate.
The interest rate market for the FNMA DMBS rate and the Freddie Mac Reference Bill Rate, both of which have been highly correlated with LIBOR interest rates, are also an important component of our liquidity and interest rate swap and cap effectiveness. In our experience, the FNMA DMBS rate has historically averaged 17 basis points below three-month LIBOR, and the Freddie Mac Reference Bill rate has averaged 31 basis points below the associated LIBOR rate, but in the past four years the spreads increased significantly and have been more volatile than we have historically seen. We cannot forecast when or if the uncertainty and volatility in the market may change. Continued unusual volatility over a period of time could cause us to lose hedge accounting treatment for our interest rate swaps and caps, resulting in material changes to our consolidated statements of operations and balance sheet, and potentially cause a breach with one of our debt covenants.
Fluctuations in interest rate spreads between the DMBS and Reference Bill rates and three-month LIBOR causes ineffectiveness to flow through interest expense in the current period if we are in an overhedged position, and together with the unrecognized ineffectiveness, reduces the effectiveness of the swaps and caps.
We also rely on the credit of the counterparties that provide swaps and caps to hedge the interest rate risk on our credit facilities. We use four major banks to provide approximately 94% of our derivative fair value, all of which have investment grade ratings from Moody’s and S&P. In the event that one of our derivative providers should suffer a significant downgrade of its credit rating or fail, our swaps or caps may become not effective, in which case all or a portion of the fair value of the swap or cap would be recorded to earnings, possibly causing a substantial loss sufficient to cause a breach of our debt covenants.
One or more interest rate swap or cap counterparties could default, causing us significant financial exposure
We enter into interest rate swap and interest rate cap agreements only with counterparties that are highly rated (A or above by Standard & Poor's, or Aa3 or above by Moody’s). We also try to diversify our risk amongst several counterparties. In the event one or more of these counterparties were to go into liquidation or to experience a significant rating downgrade, this could cause us to liquidate the interest rate swap or to lose the interest rate protection of an interest rate cap. Liquidation of an interest rate swap could cause us to be required to pay the swap counterparty the net present value of the swap, which may represent a significant current period cash charge, possibly sufficient to cause us to breach our debt covenants.
Variable interest rates may adversely affect funds from operations
At March 31, 2013, effectively $173.0 million of our debt bore interest at a variable rate and was not hedged by interest rate swaps or caps. We may incur additional debt in the future that also bears interest at variable rates. Variable rate debt creates higher debt service requirements if market interest rates increase, which would adversely affect our funds from operations and the amount of cash available to service our debt and to pay distributions. Our $863.7 million in secured credit facilities with Prudential Mortgage Capital, credit enhanced by FNMA, are predominately floating rate facilities. We also have a credit facility with Freddie Mac totaling $200.0 million that is a variable rate facility. At March 31, 2013, a total of $707.8 million was outstanding under these facilities. These facilities represent the majority of the variable interest rates we were exposed to at March 31, 2013. Large portions of the interest rates on these facilities have been hedged by means of a number of interest rate swaps and caps. Upon the termination of these swaps and caps, we will be exposed to the risks of varying interest rates unless acceptable replacement swaps or caps are obtainable.
Issuances of additional debt or equity may adversely impact our financial condition
Our capital requirements depend on numerous factors, including the occupancy and turnover rates of our apartment communities, development and capital expenditures, costs of operations and potential acquisitions. We cannot accurately predict the timing and amount of our capital requirements. If our capital requirements vary materially from our plans, we may require additional financing sooner than anticipated. Accordingly, we could become more leveraged, resulting in increased risk of default on our obligations and in an increase in our debt service requirements, both of which could adversely affect our financial condition and ability to access debt and equity capital markets in the future. If we issue additional equity securities to obtain additional financing, the interest of our existing unitholders could be diluted.
Risks Related to Our Organization and Ownership of OP Units

Our existing unitholders have limited approval rights, which may prevent our sole general partner, MAA, from completing a change of control transaction that may be in the best interests of all unitholders and of all the shareholders of MAA

MAA may not engage in a sale or other disposition of all or substantially all of the assets of the Operating Partnership, dissolve the Operating Partnership or, upon the occurrence of certain triggering events, take any action that would result in any unitholder realizing taxable gain, without the approval of the holders of a majority of the outstanding OP Units held by holders other than MAA or its affiliates, or Class A OP Units. The right of the holders of our Class A OP Units to vote on these transactions could limit MAA's ability to complete a change of control transaction that might otherwise be in the best interest of all of our unitholders and all shareholders of MAA.

In certain circumstances, our unitholders must approve our sale of certain properties contributed by the unitholders

In certain circumstances as detailed in the Partnership Agreement, we may not sell or otherwise transfer certain properties unless each person who was a partner in the limited partnership holding such properties at the time of its merger into our Operating Partnership approves such sale or transfer. The exercise of these approval rights by our unitholders could delay or prevent us from completing a transaction that may be in the best interest of all of our unitholders and all shareholders of MAA.

MAA, their officers and directors have substantial influence over our affairs.

MAA, as our sole general partner and acting through its officers and directors, has a substantial influence on our affairs. MAA, their officers and directors could exercise their influence in a manner that is not in the best interest of our unitholders. Also, MAA owns approximately 95.9% of the OP Units and as such, will have substantial influence on the outcome of any matters submitted to our unitholders for approval.

MAA's ownership limit restricts the transferability of its capital stock

MAA's charter limits ownership of its capital stock by any single shareholder to 9.9% of all outstanding shares of its capital stock, both common and preferred, unless approved by the Board of Directors. The charter also prohibits anyone from buying shares if the purchase would result in MAA losing REIT status. This could happen if a share transaction results in fewer than 100 persons owning all of MAA's shares or in five or fewer persons, applying certain broad attribution rules of the Code, owning 50% or more of MAA's shares (by value). If you acquire shares of MAA's common stock in excess of the ownership limit or in violation of the ownership requirements of the Code for REITs, MAA:

•	will consider the transfer to be null and void;

•	will not reflect the transaction on MAA's books;

•	may institute legal action to enjoin the transaction;

•	will not pay dividends or other distributions with respect to those shares;

•	will not recognize any voting rights for those shares;

•	will consider the shares held in trust for MAA's benefit; and

•	will either direct you to sell the shares and turn over any profit to MAA, or MAA will redeem the shares. If MAA redeems the shares, you will be paid a price equal to the lesser of:

◦	the principal price paid for the shares by the holder,

◦	a price per share equal to the market price (as determined in the manner set forth in MAA's charter) of the applicable capital stock,

◦	the market price (as so determined) on the date such holder would, but for the restrictions on transfers set forth in MAA's charter, be deemed to have acquired ownership of the shares and

◦
the maximum price allowed under Tennessee Greenmail Act (such price being the average of the highest and lowest closing market price for the shares during the 30 trading days preceding the purchase of such shares or, if the holder of such shares has commenced a tender offer or has announced an intention to seek control of MAA, during the 30 trading days preceding the commencement of such tender offer or the making of such announcement).

The redemption price may be paid, at MAA's option, by delivering one common unit (subject to adjustment from time to time in the event of, among other things, stock splits, stock dividends, or recapitalizations affecting MAA's common stock or certain mergers, consolidations or asset transfers by MAA) issued by the Operating Partnership for each Excess Share being redeemed.

Provisions of MAA's charter and Tennessee law may limit the ability of a third party to acquire control of MAA in a transaction beneficial to our unitholders
Ownership Limit

While the 9.9% ownership limit discussed above helps preserve MAA's status as a REIT, it could also delay or prevent any person or small group of persons from acquiring, or attempting to acquire control of MAA and its subsidiaries, including the Operating Partnership, in a transaction beneficial to our unitholders.
Preferred Stock

MAA's charter authorizes the Board of Directors to issue up to 20,000,000 shares of preferred stock. The Board of Directors may establish the preferences and rights of any preferred shares issued. The issuance of preferred stock could also have the effect of delaying or preventing someone from taking control of MAA even if a change in control were in our unitholders’ best interests. As of March 31, 2013, no shares of preferred stock were issued and outstanding. When MAA issues preferred stock, generally the proceeds are contributed to the Operating Partnership in exchange for a number of OP Units with the same terms equal to the number of preferred shares issued by MAA.
Our investments in joint ventures may involve risks
Investments in joint ventures may involve risks that may not otherwise be present in our direct investments such as:

•	the potential inability of our joint venture partner to perform;

•	the joint venture partner may have economic or business interests or goals which are inconsistent with or adverse to ours;

•	the joint venture partner may take actions contrary to our requests or instructions or contrary to our objectives or policies; and

•	the joint venturers may not be able to agree on matters relating to the property they jointly own.
Although each joint owner will have a right of first refusal to purchase the other owner’s interest, in the event a sale is desired, the joint owner may not have sufficient resources to exercise such right of first refusal.

The number of shares of MAA's common stock available for future sale could adversely affect the market price of MAA's publicly traded securities

We have issued OP Units in exchange for properties or interests in properties, and, from time to time, we may issue additional OP Units in connection with acquisitions of properties or otherwise. MAA is the sole general partner of the Operating Partnership, and, as of March 31, 2013, MAA owned 40,088,385 OP Units, representing a 95.9% interest in the Operating Partnership, while the remaining 1,707,660 outstanding OP Units were held by limited partners of the Operating Partnership. Our unitholders (other than MAA and its affiliates) may require MAA to redeem their OP Units from time to time, in which case MAA may, at its option, pay the redemption price either in cash (in an amount per OP Unit equal, in general, to the average closing price of MAA's common stock on the New York Stock Exchange over a specified period prior to the redemption date) or by delivering one share of MAA's common stock (subject to adjustment under specified circumstances) for each OP Unit so redeemed. In addition, we have registered all of the 1,707,660 shares of MAA's common stock which, as of March 31, 2013, were issuable upon redemption of OP Units held by the Operating Partnership's limited partners under the Securities Act of 1933, as amended, so that those shares can be sold freely in the public markets. To the extent that additional

OP Units are issued to limited partners of the Operating Partnership, MAA will likely register the additional shares of common stock issuable upon redemption of those OP Units under the Securities Act of 1933, as amended, so that those shares can also be sold in the public markets. If MAA issues shares of its common stock upon the redemption of OP Units in the Operating Partnership, sales of substantial amounts of such shares of MAA's common stock, or the perception that these sales could occur, may adversely affect prevailing market prices for MAA's common stock or may impair MAA's ability to raise capital through the sale of its common stock or other equity securities.

Market interest rates and low trading volume may have an adverse effect on the market value of MAA's common stock, which would affect the redemption price of our OP Units

The market price of shares of a REIT may be affected by the distribution rate on those shares, as a percentage of the price of the shares, relative to market interest rates. If market interest rates increase, prospective purchasers of MAA's shares may expect a higher annual distribution rate. Higher interest rates would not, however, result in more funds for MAA to distribute and, in fact, would likely increase MAA's borrowing costs and potentially decrease funds available for distribution. This could cause the market price of MAA's common stock to go down, which would reduce the price received upon redemption of any of our OP Units, or if MAA so elects, the value of MAA's common stock received in lieu of cash upon redemption of such OP Units. In addition, although MAA's stock is listed on The New York Stock Exchange, the daily trading volume of MAA's shares may be lower than the trading volume for companies in other industries. As a result, MAA's investors who desire to liquidate substantial holdings may find that they are unable to dispose of their shares in the market without causing a substantial decline in the market value of the shares.

Changes in market conditions or a failure to meet the market’s expectations with regard to MAA's results of operations and cash distributions could adversely affect the market price of MAA's common stock, which may reduce the amount of cash available to the Operating Partnership to meet its obligations

We believe that the market value of a REIT’s equity securities is based primarily upon the market’s perception of the REIT’s growth potential and its current and potential future cash distributions, and is secondarily based upon the real estate market value of the underlying assets. For that reason, MAA's common stock may trade at prices that are higher or lower than the net asset value per share. To the extent MAA retains operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of MAA's underlying assets, may not correspondingly increase the market price of MAA's common stock. In addition, we are subject to the risk that our cash flow will be insufficient to service our debt and to pay distributions to our unitholders, which may cause MAA to not have the funds to service its debt or to pay dividends to its shareholders. MAA's failure to meet the market’s expectations with regard to future results of operations and cash distributions would likely adversely affect the market price of its shares and thus potentially reduce MAA's ability to contribute funds from issuances down to the Operating Partnership, resulting in lower level of cash available for investment or to service our debt or to make distributions to our unitholders.

The stock markets, including the NYSE, on which MAA lists its common stock, have experienced significant price and volume fluctuations. As a result, the market price of MAA's common stock could be similarly volatile, and investors may experience a decrease in the value of their shares, including decreases unrelated to MAA's operating performance or prospects. Among the market conditions that may affect the market price of MAA and the Operating Partnership's securities are the following:

•	our financial condition and operating performance and the performance of other similar companies;

•	actual or anticipated differences in our quarterly and annual operating results;

•	changes in our revenues or earnings estimates or recommendations by securities analysts;

•	publication of research reports about us or our industry by securities analysts;

•	additions and departures of key personnel;

•	inability to access the capital markets;

•	strategic decisions by us or our competitors, such as acquisitions, dispositions, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the issuance or sale of additional shares of MAA's common stock, or the perception that such sales may occur, including under the at-the-market controlled equity offering programs;

•	the reputation of REITs generally and the reputation of REITs with portfolios similar to ours;

•	the attractiveness of the securities of REITs in comparison to securities issued by other entities, including securities issued by other real estate companies;

•	an increase in market interest rates, which may lead prospective investors to demand a higher distribution rate in relation to the price paid for shares of MAA's common stock;

•	the passage of legislation or other regulatory developments that adversely affect us or our industry;

•	speculation in the press or investment community;

•	actions by institutional shareholders or hedge funds;

•	changes in accounting principles;

•	terrorist acts; and

•	general market conditions, including factors unrelated to our performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources.
Risks Related to Tax Laws
Failure to qualify as a REIT would cause MAA to be taxed as a corporation, which would substantially reduce our funds available for payment of distributions to our unitholders
If MAA failed to qualify as a REIT for federal income tax purposes, MAA would be taxed as a corporation. The Internal Revenue Service may challenge MAA's qualification as a REIT for prior years, and new legislation, regulations, administrative interpretations or court decisions may change the tax laws with respect to qualification as a REIT or the federal tax consequences of such qualification. For any taxable year that MAA fails to qualify as a REIT, MAA, on a consolidated basis, would be subject to federal income tax on its taxable income at corporate rates, plus any applicable alternative minimum tax. In addition, unless entitled to relief under applicable statutory provisions, MAA would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce our cash available for investment, to service our debt or to make distributions to our unitholders and MAA for MAA's distributions to its shareholders because of the additional tax liability for the year or years involved. This would likely adversely affect the value of your investment in us. We might be required to borrow funds or to liquidate some of our investments to pay any applicable tax resulting from MAA's failure to qualify as a REIT. In addition, MAA's distributions would no longer qualify for the dividends paid deduction nor be required to be made in order to preserve REIT status, reducing the incentive to make such distributions on our OP Units and MAA's common and preferred stock.
Failure to make required distributions to MAA's shareholders would subject MAA to income taxation, which would reduce our funds available for payment of distributions to our unitholders
In order to qualify as a REIT, each year MAA must distribute to its shareholders at least 90% of taxable income (determined without regard to the dividend paid deduction and by excluding net capital gains). To the extent that MAA satisfies the distribution requirement, but distributes less than 100% of taxable income, MAA will be subject to federal corporate income tax on the undistributed income. In addition, MAA would incur a 4% nondeductible excise tax on the amount, if any, by which its distributions in any year are less than the sum of:

•	85% of ordinary income for that year;

•	95% of capital gain net income for that year; and

•	100% of undistributed taxable income from prior years.
Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough distributions to MAA as a unitholder so that it can pay out enough of its taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in a particular year.

Unregistered Sales of Equity Securities and Use of Proceeds.

None.

Defaults Upon Senior Securities.

None.

Mine Safety Disclosures.

Not applicable.

Other Information.

None.